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                     August 27, 2020

       Lazarus Krikorian
       Senior Vice President and Chief Accounting Officer
       AmerisourceBergen Corporation
       1300 Morris Drive
       Chesterbrook, PA 19087-5594

                                                        Re: AmerisourceBergen
Corporation
                                                            Form 10-K for
Fiscal Year Ended September 30, 2019
                                                            Filed November 19,
2019
                                                            File No. 001-16671

       Dear Mr. Krikorian:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services